                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/
FILED BY A PARTY OTHER THAN THE REGISTRANT / /

CHECK THE APPROPRIATE BOX:

/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            DATA GENERAL CORPORATION
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                JAMES K. JACOBS
--------------------------------------------------------------------------------
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1) Title of each class of securities to which transaction applies:
       -------------------------------------------------------------------------

   (2) Aggregate number of securities to which transaction applies:
       -------------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
       -------------------------------------------------------------------------

   (4) Proposed maximum aggregate value of transaction:
       -------------------------------------------------------------------------

   */ / Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:
       -------------------------------------------------------------------------

   (2) Form, Schedule or Registration Statement No.:
       -------------------------------------------------------------------------

   (3) Filing Party:
       -------------------------------------------------------------------------

   (4) Date Filed:

       -------------------------------------------------------------------------

(DATA GENERAL LOGO)                                               (508) 898-5000
--------------------------------------------------------------------------------
                         4400  COMPUTER DRIVE,  WESTBORO,  MASSACHUSETTS   01580



                                                               December 20, 1995




Dear Fellow Stockholder:

     You are cordially invited to attend the Company's Annual Meeting of Stockholders to be held at 11:00 A.M., Eastern Standard Time, on Wednesday, January 31, 1996, at the Enterprise Room, Fifth Floor, State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts.

     This year you are being asked to reelect the Company's directors. Your Board of Directors urges you to read the accompanying proxy statement and recommends that you vote to elect each of the nominated directors by voting "FOR" Proposal No. 1.

     At the meeting, the Board of Directors will also report on the Company's affairs and a discussion period will be provided for questions and comments.

     The Board of Directors and I appreciate and encourage stockholder participation in the Company's affairs. Whether or not you plan to attend the meeting, it is important that your shares be represented. Accordingly, I urge you to sign, date, and mail the enclosed proxy in the envelope provided at your earliest convenience.

     Thank you for your cooperation.


                                     Very truly yours,


                                     /s/ Ronald L. Skates
                                     Ronald L. Skates
                                     President and Chief Executive Officer

                          DATA GENERAL CORPORATION

                            -------------------

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            -------------------



                                                         Westboro, Massachusetts
                                                         December 20, 1995


     The Annual Meeting of Stockholders of Data General Corporation will be held at the Enterprise Room, Fifth Floor, State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts, on Wednesday, January 31, 1996, at 11:00 A.M., Eastern Standard Time, for the following purposes:

      1.   To elect seven directors for the ensuing year.

      2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on December 4, 1995 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

     Stockholders are requested promptly to complete, sign, date and return the enclosed form of proxy in the envelope provided. No postage is required if mailed in the United States.



                                                  Carl E. Kaplan
                                                  Secretary

                            DATA GENERAL CORPORATION
                              4400 COMPUTER DRIVE
                         WESTBORO, MASSACHUSETTS  01580

                                ---------------
                                PROXY STATEMENT
                                ---------------

                              GENERAL INFORMATION


PROXY SOLICITATION

     This Proxy Statement is furnished to the holders of the Common Stock ("Common Stock"), $.01 par value per share, of Data General Corporation (the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on January 31, 1996, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors knows of no other business that will come before the meeting.
     Proxies for use at the meeting will be mailed to stockholders on or about December 20, 1995, and will be solicited chiefly by mail, but additional solicitations may be made by telephone or telegram. The Company has retained Morrow & Co., Inc. to assist it with the solicitation at a cost to the Company not expected to exceed $5,000. The Company will also enlist the assistance of brokerage houses and banks in soliciting proxies. All solicitation expenses will be borne by the Company.

REVOCABILITY AND VOTING OF PROXY

     A form of proxy for use at the meeting and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date or by voting in person at the meeting. Shares represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. Shares represented by executed proxies which abstain from one or all matters to be acted upon at the meeting and broker non-votes will be considered for the purpose of determining whether or not a quorum is present at the meeting but will not be considered in determining whether or not the matter abstained from is approved by an affirmative vote of the requisite percentage of the shares voting on such matter. ("Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner.) If no specifications are given, the proxies intend to vote the shares represented thereby to approve Proposal No. 1 as set forth in the accompanying Notice of Annual Meeting of Stockholders and in accordance with their best judgment on any other matters that may properly come before the meeting.

RECORD DATE AND VOTING RIGHTS

     Only stockholders of record at the close of business on December 4, 1995, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The Company had outstanding on December 4, 1995, 38,161,476 shares of Common Stock, each of which is entitled to one vote upon the matters to be presented at the meeting. The affirmative vote of the holders of a plurality of the shares of Common Stock present or represented at the meeting is required for the election of directors.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information as of November 15, 1995, regarding the beneficial ownership of the Company's Common Stock of (i) each person known to the Company to own beneficially more than five percent of the Company's outstanding Common Stock, (ii) the most highly compensated executive officers of the Company, other than the chief executive officer, and (iii) all present officers and directors of the Company as a group.


                                                           AMOUNT AND NATURE            PERCENTAGE OF
 NAME AND ADDRESS OF BENEFICIAL OWNER                    OF BENEFICIAL OWNERSHIP        COMMON STOCK
-----------------------------------------------------------------------------------------------------
Norwest Corporation
   Sixth and Marquette
   Minneapolis, Minnesota 55479 ..................               3,008,650 (1)              7.9%

J. Thomas West ...................................                 182,061 (2)              0.5%

William J. Cunningham ............................                 154,147 (3)              0.4%

Joel Schwartz ....................................                 139,462 (4)              0.4%

Arthur W. DeMelle ................................                 122,500 (5)              0.3%

William L. Wilson ................................                  73,171 (6)              0.2%

All present officers and directors
  as a group (24 persons) ........................               3,320,586 (7)              8.7%


(1)  This figure is based on information set forth in the amendment to the Schedule 13G, dated January 31, 1995 (the "Schedule"), filed by Norwest Corporation and affiliates, as a group ("Norwest"), with the Securities and Exchange Commission.  The
     Schedule states that Norwest has the sole power to dispose or direct the disposition of 3,006,050 of such shares and that
     Norwest has the sole power to vote or direct the vote of 2,837,250 of such shares.

(2)  Includes 181,861 shares of Common Stock that may be acquired through exercise of stock options.

(3)  Includes 139,256 shares of Common Stock that may be acquired through exercise of stock options.

(4)  Includes 139,362 shares of Common Stock that may be acquired through exercise of stock options.

(5)  Includes 122,500 shares of Common Stock that may be acquired through exercise of stock options.

(6)  Includes 70,000 shares of Common Stock that may be acquired through exercise of stock options.

(7)  Includes 2,874,164 shares of Common Stock that may be acquired through exercise of stock options.


                 PROPOSAL NO. 1 -- ELECTION OF SEVEN DIRECTORS

     Seven directors (constituting the entire Board) are to be elected at the meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and shall qualify. Each person named below is now a director of the Company. In the event any of these nominees shall be unable to serve as a director, discretionary authority is reserved to vote for a substitute. The Board of Directors has no reason to believe that any of these nominees will be unable to serve.


     The nominees, their ages, the year in which each first became a director, their principal occupations or employment during the past five years, and the number and percentage of shares of Common Stock beneficially owned by each, are:


                               YEAR                                                    AMOUNT AND
                               FIRST                                                   NATURE (1)      PERCENTAGE
                              BECAME     PRINCIPAL OCCUPATION DURING                  OF BENEFICIAL    OF COMMON
NOMINEE                AGE   DIRECTOR        THE PAST FIVE YEARS                       OWNERSHIP       STOCK (2)
------------------------------------------------------------------------------------------------------------------
Frederick R. Adler     69      1968    Chairman of the Executive Committee                384,873        1.0%
                                       of the Board of Directors from July                    (7)
                                       1982 to date; retiring Senior Partner
                                       of Fulbright & Jaworski L.L.P.,
                                       Attorneys; Managing General Partner
                                       of Adler & Company, a venture capital
                                       investment firm, and a General
                                       Partner of its related investment
                                       funds.  (3)(5)

Ferdinand Colloredo-   56      1986    Chairman of the Board and Chief                     18,208
Mansfeld                               Executive Officer of Cabot Partners                    (8)
                                       Limited Partnership, a real estate
                                       investment firm, since 1990;
                                       Chairman, Chief Executive Officer and
                                       Chief Investment Officer of Cabot,
                                       Cabot & Forbes Realty Advisors, Inc.,
                                       1986 to 1990. (3)(4)(5)(6)

John G. McElwee        74      1989    Retired; Chairman of Board of                       15,000
                                       Directors and Chief Executive Officer                  (9)
                                       of John Hancock Mutual Life Insurance
                                       Company from 1982 until 1986.
                                       (3)(4)(6)

Ronald L. Skates       54      1989    President and Chief Executive Officer            1,279,828        3.4%
                                       of the Company from November 1989 to                  (10)
                                       date; Executive Vice President and
                                       Chief Operating Officer from 1988 to
                                       1989; Senior Vice President from 1986
                                       to 1988.  (3)



                               YEAR                                                    AMOUNT AND
                               FIRST                                                   NATURE (1)      PERCENTAGE
                              BECAME     PRINCIPAL OCCUPATION DURING                  OF BENEFICIAL    OF COMMON
NOMINEE                AGE   DIRECTOR        THE PAST FIVE YEARS                       OWNERSHIP       STOCK (2)
------------------------------------------------------------------------------------------------------------------
W. Nicholas Thorndike  62      1994    Chairman of the Board of Trustees of              18,000
                                       Massachusetts General Hospital from                 (11)
                                       1987 to 1992, and President from 1992
                                       to 1994.  (4)(5)

Donald H. Trautlein    69      1989    Retired; Chairman of the Board of                 10,000
                                       Directors and Chief Executive Officer               (11)
                                       of Bethlehem Steel Corp. from 1980 to
                                       1986.  (3)(4)(5)

Richard L. Tucker      55      1994    Managing Director of Trinity                       8,200
                                       Investment Management Corporation.                  (11)
                                       (4)(5)

(1)  As of November 15, 1995, unless otherwise indicated, the persons shown have sole voting and investment power over the shares listed.

(2)  Messrs. Colloredo-Mansfeld, McElwee, Thorndike,  Trautlein and Tucker own less than 1% of the Company's Common Stock.

(3)  Member of Executive Committee of Board of Directors.

(4)  Member of Audit Committee of Board of Directors.

(5)  Member of Compensation Committee of Board of Directors.

(6)  Member of Nominating Committee of Board of Directors.

(7)  Includes  16,654  shares of Common Stock that may be acquired through exercise of stock options.

(8)  Includes 5,208 shares of common stock issuable upon conversion of $100,000 principal amount of 7-3/4% convertible debentures due 2001.  Also includes 12,000 shares of Common Stock that may be acquired through exercise of stock options.

(9)  Includes 10,000 shares of Common Stock that may be acquired through exercise of stock options.

(10) Includes 1,255,063 shares of Common Stock that may be acquired through exercise of stock options.  Includes also 4,500 shares of Common Stock owned by family members as to which Mr. Skates disclaims beneficial ownership.

(11) Includes 8,000 shares of Common Stock that may be acquired through exercise of stock options.



     Mr. Adler is a director of Life Technologies, Inc., MicroLinear Corporation and USA Detergents, Inc. Mr. Colloredo-Mansfeld is a director of Raytheon Company, and until November 30, 1995 was a director of Shawmut National Corporation. Mr. Colloredo-Mansfeld also serves as Chairman of the Board of Trustees of The Massachusetts General Hospital and Co-Chair of the Partners HealthCare System. Mr. Thorndike serves as a corporate director or trustee of a number of organizations, including Bradley Real

Estate Inc., Courier Corporation, Providence Journal Company, Eastern Utility Associates and The Putnam Funds. He also serves as a Trustee of Massachusetts General Hospital. In February, 1994, Mr. Thorndike accepted appointment as a successor trustee of private trusts in which he has no beneficial interest, and concurrently became, serving until October 1994, Chairman of the Board of two privately owned corporations controlled by such trusts that filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in August, 1994. Mr. Trautlein is a director of Chase Manhattan Corporation and PXRE Corporation.

     The Board of Directors has an Audit Committee which met four times during the 1995 fiscal year. Representatives of Price Waterhouse LLP, the Company's auditors, were present at three of such meetings. The primary functions of the Audit Committee are to provide assistance to the Board of Directors in fulfilling its responsibilities relating to corporate accounting and reporting practices and to maintain, by way of regularly scheduled meetings, a direct line of communication among the directors, the Company's internal auditors and independent accountants. In addition, the Audit Committee is responsible for reviewing and monitoring the performance of nonaudit services by the Company's independent accountants and for considering the range of nonaudit and audit fees.

     The Board of Directors has a Nominating Committee. During the 1995 fiscal year, the Nominating Committee did not meet. The primary functions of the Nominating Committee are to consider qualified candidates to fill vacant seats on the Board which may arise during the year and to recommend to the Board for nomination for election to fill any such vacancies such candidates as it deems, in its discretion, appropriate. The Nominating Committee does not consider nominees recommended by stockholders for election as directors.

     The Board of Directors has a Compensation Committee. During the 1995 fiscal year, the Compensation Committee met three times. The Compensation Committee's functions are to review the compensation of the Company's executive officers and recommend to the Board of Directors the compensation of such executive officers.

     Other committees on which directors serve include the Executive Committee, the Restricted Stock Option Committee, the Employee Stock Option Committee and the Employee Qualified Stock Purchase Plan Committee.

     During the 1995 fiscal year, the Board of Directors held seven meetings. Each director attended all of the Board meetings and the meetings of Board committees on which he served, excepting one director who did not attend one of the Board of Directors' meetings.


          THE BOARD OF DIRECTORS DEEMS THE ELECTION TO THE BOARD OF
       DIRECTORS OF ALL THE ABOVE-DESCRIBED NOMINEES TO BE IN THE BEST
               INTEREST OF THE COMPANY AND ITS STOCKHOLDERS AND
             RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL NO. 1.


                                  EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

        The following table sets forth information concerning the annual and long-term compensation for services rendered in all capacities to the Company for the 1993, 1994 and 1995 fiscal years of those persons who were (i) during fiscal year 1995, the chief executive officer and (ii) at September 30, 1995, the most highly compensated executive officers.

                                          SUMMARY COMPENSATION TABLE
-------------------------------------------------------------------------------------------------------
                                                                                         LONG-TERM
                                          ANNUAL COMPENSATION (000'S)                  COMPENSATION (1)
                              ----------------------------------------------------     ----------------
                                                                      OTHER                SHARES
                              FISCAL YEAR                             ANNUAL             UNDERLYING
NAME AND PRINCIPAL POSITION     ENDING     SALARY (2)    BONUS    COMPENSATION (3)         OPTIONS
---------------------------  ------------ ----------     -----    ----------------        ---------
Ronald L. Skates                 1995       $611.5          $0         $3.0                225,000
  President &                    1994       $577.5          $0         $3.0                250,000
  Chief Executive Officer        1993       $577.5          $0         $4.0                125,000

J. Thomas West                   1995       $326.2          $0         $3.0                 20,000
  Senior Vice President          1994       $300.0          $0         $4.0                 25,000
                                 1993       $272.0          $0         $3.0                 75,000

William J.Cunningham             1995       $305.8          $0           $0                 20,000
  Vice President                 1994       $280.0          $0           $0                 25,000
                                 1993       $235.0          $0           $0                 30,000

Arthur W. DeMelle                1995       $305.8          $0         $3.0                 20,000
  Vice President                 1994       $285.0          $0         $3.0                 20,000
                                 1993       $270.0         $40         $3.0                  7,500

Joel Schwartz                    1995       $305.8         $50         $2.7                 20,000
  Vice President                 1994       $275.0        $100         $5.0                 25,000
                                 1993       $235.0          $0         $3.0                 35,000

William L. Wilson                1995       $244.6        $275 (5)     $2.5                 10,000
  Vice President                 1994       $127.4 (4)    $100 (5)       $0                 40,000
                                 1993          ---         ---          ---                    ---


(1)  The Company does not maintain any long-term incentive plans other than its option plans.  All long-term compensation made by the Company during the years shown has been in the form of stock option grants under those option plans.

(2)  Fiscal year 1995 salary numbers reflect 53 weeks of pay.


(3) Amounts shown reflect benefits received under a Company program providing certain executives with tax preparation assistance.

(4) Mr. Wilson began his employment with the Company in March, 1994. Amount shown reflects his prorated salary for a portion of the 1994 fiscal year.

(5) Amounts shown for fiscal years 1994 and 1995 reflect guaranteed bonus payments committed in connection with the hiring of Mr. Wilson in fiscal year 1994, and a separate bonus awarded in fiscal year 1995 based on operating unit performance.



OPTIONS GRANTS IN THE 1995 FISCAL YEAR

        The following table sets forth further information on grants of stock options to the named executive officers during the
1995 fiscal year.  The Company does not have a stock appreciation rights plan.

                                            OPTION GRANTS IN THE 1995 FISCAL YEAR
----------------------------------------------------------------------------------------------------------------------
                        NUMBER   % OF TOTAL
                          OF      OPTIONS                MARKET                        POTENTIALLY REALIZABLE VALUE AT
                        SHARES    GRANTED                 PRICE                                  ASSUMED (4)
                      UNDERLYING    TO                     AT                             ANNUAL RATES OF STOCK PRICE
                       OPTIONS   EMPLOYEES   OPTION      DATE OF      OPTION             APPRECIATION FOR OPTION TERM
                       GRANTED   IN FISCAL  EXERCISE      GRANT      EXPIRATION        -------------------------------
NAME                   (1) (2)     YEAR      PRICE         (3)         DATE              0%          5%         10%
----------------      ---------  ---------   -----        -----      ---------         -------------------------------
R. L. Skates           225,000     13.8%     $9.75        $9.75       11/1/04               $0  $1,379,250  $3,496,500
J. T. West              20,000      1.2%     $4.88        $9.75       11/1/04          $97,400    $220,040    $408,200
W. J. Cunningham        20,000      1.2%     $4.88        $9.75       11/1/04          $97,400    $220,040    $408,200
A. W. DeMelle           20,000      1.2%     $4.88        $9.75       11/1/04          $97,400    $220,040    $408,200
J. Schwartz             20,000      1.2%     $4.88        $9.75       11/1/04          $97,400    $220,040    $408,200
W. L. Wilson            10,000       .6%     $4.88        $9.75       11/1/04          $48,700    $110,020    $204,100

(1)  The grants described above were made in the 1995 fiscal year.  Thereafter, on November 1, 1995, the following options
     were granted:  to Mr. Skates, 75,000 shares at an exercise price of $11.88 per share; to Messrs.   Cunningham, DeMelle and
     Schwartz, 30,000 shares each at an exercise price of $5.94 per share; to Mr. West, 25,000 shares at an exercise price of $5.94 per share; and to Mr. Wilson, 20,000 shares at an exercise price of $5.94 per share.  The closing market price of the Company's stock at the date of these grants was $11.88 per share.

(2)  All of the options shown in this table, although immediately exerciseable, are also subject to disposition restrictions and to a requirement that the underlying shares be offered for resale to the Company at the original option exercise price upon termination of the optionee's employment with the Company for any reason except death or retirement with the consent of the
     Company.  These restrictions lapse in 25% installments on each of the first four anniversaries of the option grant.

(3)  The market price shown is the closing price of the Company's Common Stock as reported, based on New York Stock Exchange
     Composite Tape trading, for the date on which the option was granted.


(4) The potential realizable values shown are provided for illustration purposes only and are calculated in accordance with rules promulgated by the Securities and Exchange Commission, based on arbitrarily assumed annual stock price appreciation rates of 0%, 5% and 10% for the full terms of the options. The Company makes no representation or prediction as to what the actual future price or appreciation of the Company's stock will be at any point in time or over any period.



OPTIONS EXERCISED AND FISCAL YEAR-END VALUES

        The following table sets forth information with respect to (i) stock options exercised by the chief executive officer and the other named executive officers during the 1995 fiscal year, and (ii) unexercised, in-the-money stock options held by such individuals at September 30, 1995.


                          OPTION EXERCISES IN THE 1995 FISCAL YEAR AND
                               1995 FISCAL YEAR-END OPTION VALUES
-------------------------------------------------------------------------------------------------------
                                                NUMBER OF SHARES UNDER-     VALUE OF UNEXERCISED
                                              LYING UNEXERCISED OPTIONS   IN-THE-MONEY OPTIONS AT
                                                  AT FISCAL YEAR END        FISCAL YEAR END (1)
                        SHARES                -------------------------  --------------------------
                       ACQUIRED                            EXERCISABLE                  EXERCISABLE
                          ON        VALUE      EXERCISABLE BUT UNVESTED  EXERCISABLE   BUT UNVESTED
NAME                   EXERCISE    REALIZED    AND VESTED     (2)        AND VESTED         (2)
--------------------   --------    --------    ----------- ------------  ----------     -----------
Ronald L. Skates            0            $0      665,063     515,000     $3,138,241      $429,687
J. Thomas West    (3)  31,777      $253,886       97,861      89,000       $471,394      $502,962
William J. Cunningham       0            $0       50,506      58,750       $284,064      $305,269
Arthur W. DeMelle           0            $0       42,500      50,000       $277,426      $289,563
Joel Schwartz    (3)    8,000       $45,240       57,112      61,250       $302,786      $316,657
William L. Wilson           0            $0       10,000      40,000        $78,350      $290,000

(1)  Year-end spread value of options are calculated based on the closing price of the Company's Common Stock on September 29,
     1995, as reported, based on New York Stock Exchange Composite Tape trading for such day.

(2)  All of the options shown in this table, although immediately exercisable, are for the purchase of shares which are coupled with a prohibition against disposition and with an obligation to offer such shares for resale to the Company at the original option exercise price upon termination of the optionee's employment with the Company for any reason except death or retirement with the consent of the Company.  These restrictions lapse and the shares fully vest in 25% installments on each of the first four anniversaries of the option grant.  The option data shown in this column relate only to the portion of the named officers'
     exercisable options that have not yet vested and thus are not yet free of the disposition and resale obligation restrictions, and thus can be viewed as comparable to unexercisable options.

(3)  The table shows the option exercises made in the 1995 fiscal year. Thereafter, Mr. West exercised options for 10,000 shares on November 3, 1995; 10,000 shares on November 6, 1995; and 10,000 shares on November 8, 1995, with a net value of $81,475,
     $93,100 and $91,000, respectively. Also, Mr. Schwartz exercised options for 9,000 shares on November 13, 1995 with a net value of $87,400.


COMPENSATION PURSUANT TO PLANS

   PENSION PLANS

     The Company maintains a noncontributory, defined benefit pension plan (the "Pension Plan"). Substantially all domestic employees of the Company are eligible to participate in the Pension Plan. All executive officers of the Company participate in the Pension Plan. The amount of the contribution accrued each year by the Company and participating affiliates under the Pension Plan is actuarially determined and equals at least the minimum amount required under the Internal Revenue Code of 1986, as amended (the "Code"). Pension benefits paid from the Pension Plan are based on base salary, exclusive of overtime, bonuses, nonsales incentive compensation and other similar types of payments, but inclusive of sales incentives and commissions, up to a certain maximum, and on an employee's period of service. In general, pension benefits become nonforfeitable (vested) after the completion of five years of service.

     Under the Pension Plan, a participant's pension at normal retirement (age
65) is equal to the sum of yearly benefits accrued during the participant's period of service. In general, for each year of credited service completed after becoming a participant in the Pension Plan, the employee accrues an annual benefit in an amount equal to 1.5% of compensation. Effective in 1989, the amount of compensation taken into account to calculate the Pension Plan benefit may not exceed $150,000 per annum under the Code. Each employee who was a participant on October 1, 1991 had his benefit updated based on his compensation on October 1, 1991, for each year of service as a participant in the Pension Plan to that date. Retirees received a supplemental benefit based on a percentage of the retirement benefit they were receiving on October 1, 1991. As of September 30, 1995, the estimated annual benefits payable upon retirement at age 65, based on a single life annuity, pursuant to the Pension Plan for the following individuals would be: to Mr. Skates, $56,925; to Mr. West, $95,053; to Mr. Cunningham, $36,137; to Mr. DeMelle, $33,087; to Mr. Schwartz, $47,767; and to Mr. Wilson, $35,197.

     In addition to pension benefits, the Pension Plan provides amounts to fund medical benefits for certain retired employees and their dependents.

     In June 1989, the Board of Directors adopted the Data General Corporation Supplemental Retirement Benefit Plan (the "Supplemental Plan") effective October 1, 1989. The Supplemental Plan provides additional retirement benefits for eligible employees, including executive officers of the Company, who retire under the Company's Pension Plan. The Supplemental Plan was adopted in order to compensate eligible employees for reductions in the benefits calculated under the Pension Plan due to the change in the formula for the calculation of benefits under the Pension Plan and/or legislative and regulatory limitations. The Supplemental Plan benefit equals a participant's retirement benefit calculated in an amount equal to 1% of that part of compensation not in excess of the Federal Insurance Contribution Act ("FICA") wage base and 2% of that part of compensation in excess of the FICA wage base, reduced by an amount equal to the actual amount of the benefit that is payable under the normal form of payment provided for under the Pension Plan. The Supplemental Plan was also updated by basing the benefit thereunder on the participant's compensation on October 1, 1991. The Supplemental Plan is funded pursuant to a non-qualified deferred compensation arrangement under which the Company transfers certain amounts to a trust to be held for the benefit of the Supplemental Plan participants, except in the event of the insolvency of the Company. As of September 30, 1995, the estimated annual benefits payable upon retirement at age 65, based on a single life annuity, pursuant to the Supplemental Plan for the following individuals would be: to Mr. Skates, $178,446; to Mr. West, $73,012; to Mr. Cunningham, $35,534; to Mr. DeMelle, $41,818; to Mr. Schwartz, $50,168; and to Mr. Wilson, $35,921.

     In December 1994, the Board of Directors adopted a Supplemental Retirement Benefit (the "Supplemental Benefit") to provide Mr. Skates a retirement benefit to supplement that available to him under the Company's Pension Plan and Supplemental Plan. The Supplemental Benefit provides that if Mr. Skates retires from service to the Company at age 65, he will receive from the Company's Pension Plan, current Supplemental Plan and the Supplemental Benefit a combined joint and survivor annuity equal to 60% of the average of his three highest years of cash compensation excluding any bonuses he may be awarded. Mr. Skates will not be provided the Supplemental Benefit if he voluntarily terminates his employment with the Company prior to his attaining age 55. If Mr. Skates retires after attaining age 55, but prior to age 65, the 60% benefit rate will be reduced by two percentage points for each year his retirement precedes age 65. If at any time Mr. Skates dies, is terminated due to disability, is terminated by the Board without cause, or his employment is terminated other than for cause after a Change in Control (as defined in the discussion under the heading EMPLOYMENT AGREEMENTS, below), payment of the Supplemental Benefit may commence prior to age 65, at the reduced rate described above. Based upon his compensation during the three highest years to date, the estimated annual benefit payable upon retirement at age 65 pursuant to the Pension Plan, the Supplemental Plan and the Supplemental Benefit to Mr. Skates would be $361,500.

   SAVINGS AND INVESTMENT PLAN

     Effective January 1, 1983, the Company adopted the Data General Corporation Savings and Investment Plan (the "Savings and Investment Plan"), a qualified plan under Sections 401(a) and 401(k) of the Code that included a cash or deferred arrangement ("CODA") and established a related trust. Substantially all of the Company's domestic employees are eligible to participate in the Savings and Investment Plan. Under the CODA provisions of the Savings and Investment Plan, eligible employees may elect to defer a portion of their salary and have such amount contributed to the Savings and Investment Plan to be invested in one or more of seven savings and investment funds. In general, distribution of an employee's interest in the Savings and Investment Plan may occur upon hardship, termination of employment or after reaching age 59-1/2. Amounts attributable to the Savings and Investment Plan are distributed in cash. In addition, employees may borrow money from the Savings and Investment Plan. For Federal income tax purposes, the Company is entitled to a deduction for the CODA contributions. During the period from October 1, 1994 to September 30, 1995, Messrs. Skates, West, Cunningham and Wilson have each deferred amounts equal to $9,980, while, Messrs. DeMelle and Schwartz did not defer any amounts.

   STOCK OPTIONS

     The Company maintains a Restricted Stock Option Plan, Employee Stock Option Plan, Employee Qualified Stock Purchase Plan, Non-Employee Director Restricted Stock Option Plan and 1994 Non-Employee Director Stock Option Plan.

     Restricted Stock Option Plan. The Restricted Stock Option Plan (the "Restricted Plan"), which was originally adopted by the Board of Directors on November 19, 1976 and approved by the stockholders on January 18, 1977, authorizes the Company to grant "restricted stock options" to employees and consultants of the Company and its subsidiaries. The Restricted Plan, which was amended in 1988 to extend the termination date of the Restricted Plan to December 31, 1998 and which has been amended from time to time to increase the number of shares available thereunder, provides for the granting of options to purchase up to 11,000,000 shares of Common Stock coupled with a prohibition against disposition of the shares and an obligation to offer such shares for resale to the Company at their original purchase price upon termination of employment for any reason except death or retirement with the consent of the Company. The restrictions against disposition and the obligation of resale lapse from time to time as to portions of the grant, as determined by the Restricted Stock Option Plan Committee (the "Restricted Plan Committee"). The Restricted Plan Committee which administers the Restricted Plan consists of not fewer than three "disinterested directors" as defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and currently consists of Messrs Ferdinand Colloredo-Mansfeld, Donald H. Trautlein and Richard L.

Tucker. The Restricted Plan provides for the issuance of Common Stock to employees for any lawful consideration as determined by the Board of Directors so long as it is not less than the lower of (i) 50% of the book value per share of Common Stock as of the end of the fiscal year immediately preceding the date of such grant or (ii) 25% of the fair market value per share of Common Stock on the date of such grant. Subject to the terms of the Restricted Plan, the Restricted Plan Committee has exclusive authority to select the employees or others to whom options are granted and to determine the number of shares subject to such options and the time or times when options are exercisable.

     Employees of the Company and its subsidiaries, including officers and consultants, who have not attained the age of 65 (approximately 5,000 persons) are eligible to receive options under the Restricted Plan. Directors who are also employees are eligible to receive options if they are not members of the Restricted Plan Committee. Directors who are not employees may receive options under the 1994 Non-Employee Director Stock Option Plan (see the heading "1994 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN", below). Options may be granted to the same employee on more than one occasion. However, the number of shares issued to any one employee under the Restricted Plan may not exceed 10% of the aggregate number of shares issuable nor exceed 3% of the shares issuable during any consecutive twelve-month period. The Company reserves the right under the Restricted Plan to terminate an employee's option with the employee's consent and to substitute one or more options with different terms and conditions, including a lower option price. Options may be granted under the Restricted Plan from time to time through December 31, 1998, the termination date of the Plan.

     The Restricted Plan provides for a stock-for-stock payment method. Under this method of payment, an option holder may tender previously acquired shares of Common Stock of the Company, if held for at least three months, at the shares' current market value in payment of the exercise price of an option.

     An option granted under the Restricted Plan is a non-statutory option and is taxed in accordance with Section 83 of the Code and the regulations thereunder. An employee granted an option under the Restricted Plan generally will realize income when the shares purchased pursuant to the option become transferable or are no longer subject to a substantial risk of forfeiture. The income realized (the difference between the exercise price of the option and the fair market value of the shares at the time the shares are transferable or are no longer subject to a substantial risk of forfeiture) will be ordinary income to the employee for which the Company can claim a business expense deduction.

     EMPLOYEE STOCK OPTION PLAN. The Employee Stock Option Plan (the "Stock Option Plan"), which was adopted by the Board of Directors on October 6, 1981, approved by the stockholders on January 19, 1982 and amended from time to time thereafter, authorizes the Company to grant to employees of the Company or its subsidiaries either "incentive stock options" under Section 422 of the Code or non-qualified options not meeting the requirements of Section 422. Substantially all employees of the Company and its subsidiaries (approximately 5,000 persons) are eligible to participate in the Stock Option Plan. The purpose of the Stock Option Plan is to strengthen the Company's ability to attract, motivate, and retain key employees and, in particular, to provide the Company with the necessary flexibility to compete for highly skilled personnel. Options may be granted to the same employee on more than one occasion, from time to time through the termination date of the Stock Option Plan in 2004. However, the number of shares issued to any one employee under the Stock Option Plan shall not exceed 400,000 shares in any calendar year.

     The Stock Option Plan is administered by an Employee Stock Option Plan Committee appointed by the Board of Directors (the "Stock Option Committee"), currently consisting of Messrs. Ferdinand Colloredo-Mansfeld, Donald H. Trautlein and Richard L. Tucker, which, subject to the provisions of the Stock Option Plan, has exclusive authority to select the times when and the employees to whom stock options may be granted, the number of shares of Common Stock to be acquired by the exercise of stock options, the exercise price and the term during which options may be exercised.

     To qualify as an incentive stock option under Section 422 of the Code, an option, among other things, must have an exercise price equal to or in excess of the fair market value of the Common Stock on the date of grant. Non-qualified options may be granted with an exercise price as determined by the Stock Option Committee so long as it is not less than the lower of (i) 50% of the book value per share of Common Stock as of the end of the fiscal year immediately preceding the date of such grant or (ii) 25% of the fair market value per share of Common Stock on the date of such grant.

     Options granted under the Stock Option Plan shall not be exercisable more than ten years from the date of grant. Except by will or the laws of descent and distribution, or as the Stock Option Committee shall determine, stock options granted under the Stock Option Plan shall not be transferable and, during an employee's lifetime, shall be exerciseable only by the employee. The Stock Option Plan provides that no stock option may be granted to an employee who owns capital stock constituting more than 10% of the total combined voting power of all classes of capital stock of the Company or any of its subsidiaries. The Stock Option Plan also provides that the exercise price of stock options may be paid in cash, by certified check or in shares of the
Company's Common Stock.   Non-qualified options granted under the Stock Option
Plan are subject to restrictions against disposition of the shares acquired upon exercise of the options and require the optionee to offer such shares for resale to the Company at their original purchase price upon termination of the optionee's employment with the Company for any reason except death or retirement with the consent of the Company; the restrictions against disposition and the obligation of resale lapse from time to time as to portions of the grant, as determined by the Stock Option Committee.

     An employee who is granted an incentive stock option will generally recognize no income or gain on the grant or exercise of the incentive stock option. If stock purchased pursuant to the exercise of an incentive stock option is sold more than two years from the date the option is granted and one year from the date of exercise, the gain realized on the sale of the stock (the difference between the exercise price of the option and the amount realized on the sale) will be treated as long-term capital gain rather than as ordinary
income.     In general, in the case of incentive stock options, the excess of the fair market value of the shares on the date of exercise (or, if later, the date the shares become vested for purposes of Section 83 of the Code) over the exercise price is included in alternative minimum taxable income for purposes of the "alternative minimum tax" provisions of the Code. The non-qualified options are taxed in accordance with Section 83 of the Code and regulations thereunder in the same manner as stock options granted under the Restricted Plan. (See previous discussion of tax consequences under the heading RESTRICTED STOCK OPTION PLAN, above.)

     In general, the Company can deduct as a business expense only the amount equal to the ordinary income, if any, recognized by an employee upon his sale of Common Stock purchased pursuant to an incentive stock option, as well as the ordinary income realized by an optionee with respect to the exercise of a non-qualified option. Under current accounting practice, no charge to the income of the Company will result from the grant or exercise of an incentive stock option because the exercise price of the incentive stock option must equal or exceed the fair market value of the Common Stock on the date of grant. In the case of a grant of a non-qualified stock option an amount equal to the excess of the fair market value of the Common Stock at the date of grant over the exercise price would be amortized as a charge over the option's vesting period. The tax effect of the benefit of such business expense in excess of that charged to earnings will be credited to the Company's additional paid-in capital.

     EMPLOYEE QUALIFIED STOCK PURCHASE PLAN. The Employee Qualified Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors on November 10, 1970 and approved by the stockholders on January 12, 1971. The Purchase Plan, which has been amended from time to time to increase the number of shares available thereunder, authorizes the Company to issue up to 8,600,000 shares of Common Stock.

     Substantially all employees of the Company and its designated subsidiaries who have completed ninety days' employment (approximately 5,000 persons) are eligible to participate in the Purchase Plan. The

Company believes that the Purchase Plan has advanced the interests of the Company and its subsidiaries and furthered its growth and development by encouraging and enabling employees to acquire the Common Stock of the Company and an increased personal and proprietary interest in the continued success and progress of the Company.

     Under the Purchase Plan, options are granted twice yearly and are exercisable six months from the date of grant. The option price is the lesser of 85% of the average market price of the Common Stock of the Company on (i) the date the option is granted or (ii) the last day of the six month period. Each eligible employee who continues to be a participant in the Purchase Plan on the last day of the six month period is deemed to have exercised his option on such date. The number of shares purchased at the option price by each participating employee is determined by the amounts accumulated through payroll deductions of up to 10% of such employee's regular base pay during such six-month period.

     Under the Purchase Plan, options granted to participants are intended to constitute options granted pursuant to an "employee stock purchase plan" within the meaning of Section 423 of the Code. Accordingly, no taxable income will be realized by an employee until the shares purchased pursuant to an option are sold. Under certain circumstances, all or a portion of the gain realized may be treated as ordinary income to the employee, and the Company will be entitled to claim a business expense deduction in the same amount as the ordinary income recognized by the employee.

     The Purchase Plan is administered by the Employee Qualified Stock Purchase Plan Committee (the "Purchase Plan Committee"), which is composed of at least three members of the Board of Directors. The Purchase Plan Committee currently consists of Messrs. Adler, McElwee, Trautlein and Tucker. Members of the Purchase Plan Committee are presently not eligible to participate in the Purchase Plan, nor is any employee entitled to participate in the Purchase Plan to the extent his or her rights to purchase Common Stock would accrue at a rate which exceeds $25,000 of fair market value of such stock, as determined at the time such option is granted, for each calendar year in which such option is outstanding at any time, or that, after the granting of the option, such employee would own more than 5% of the Common Stock of the Company, as defined and prescribed by the Code.

     During the period of September 25, 1994 to September 30, 1995, pursuant to the Purchase Plan, Mr. Skates purchased 3,201 shares of Common Stock at an average per share price of $6.64; Mr. Cunningham purchased 3,237 shares of Common Stock at an average per share price of $6.56; Mr. Wilson purchased 3,171 shares of Common Stock at an average per share price of $6.56; and all executive officers as a group purchased 10,964 shares of Common Stock at an average per share price of $6.59. During this period Messrs. DeMelle, Schwartz and West did not purchase any shares pursuant to the Purchase Plan. As of November 1, 1995, an aggregate of 7,535,209 shares of the Company's Common Stock had been purchased under the Purchase Plan.

     NON-EMPLOYEE DIRECTOR RESTRICTED STOCK OPTION PLAN. The Non-Employee Director Restricted Stock Option Plan (the "Directors' Plan") was adopted by the Board of Directors on November 1, 1983 and approved by the stockholders on January 17, 1984. The Directors' Plan terminated on December 31, 1994 pursuant to its terms. The Directors' Plan authorized the Company to issue up to 32,000 shares of the Company's Common Stock. The Directors' Plan provided for the automatic issuance of an option to purchase 4,000 shares of the Company's Common Stock to each non-employee director upon his initial election to the Board of Directors.

     The Directors' Plan was established to serve the best interests of the Company and its stockholders by enhancing the ability of the Company to attract and retain the services of knowledgeable and experienced persons who, through their efforts and expertise, could make a significant contribution to the success of the Company by serving as members of the Company's Board of Directors.

     Pursuant to the Directors' Plan, no non-employee director who had been granted an option was eligible to receive additional options. Directors who, on their election to the Board, were also officers were not eligible to receive options under the Directors' Plan. The exercise price per share was the lesser of (i) 50% of the book value per share of Common Stock as of the end of the fiscal year immediately preceding the date of grant or
(ii) 25% of the fair market value per share of Common Stock on the date of such grant. Although the Directors' Plan has terminated, certain options granted under the Directors' Plan remain outstanding.

     The exercise price of options granted under the Directors' Plan may be paid in shares of the Company's Common Stock. Options granted under the Directors' Plan to purchase Common Stock are coupled with a prohibition against disposition of the shares and an obligation to offer such shares for resale to the Company at their original purchase price if the optionee ceases to serve as director of the Company for any reason except death or with the consent of the Company. The restrictions against disposition and obligation of resale lapse cumulatively to the extent of 25% of the grant on each anniversary of the date of grant of the option. Options granted under the Directors' Plan are not transferable other than by will or the laws of descent and distribution and are exercisable during the lifetime of an optionee only by the optionee while he is serving as a director of the Company. If, however, the optionee ceases to serve as a director with the consent of the Company or by reason of death, the option may be exercised within ninety days or twelve months, respectively, of his cessation of service as a director. Options granted under the Directors' Plan terminate ten years from the date of grant.

     An option granted under the Directors' Plan is a non-statutory stock option taxed in accordance with Section 83 of the Code and the regulations thereunder. In general, a director granted an option under the Directors' Plan will realize income when the shares purchased pursuant to the option become transferable or are no longer subject to a substantial risk of forfeiture. The income realized (the difference between the exercise price of the option and the fair market value of the shares at the time the shares become transferable or are no longer subject to a substantial risk of forfeiture) will be ordinary income to the optionee for which the Company will be able to claim a business expense deduction.

     During the period from September 25, 1994 to termination of the Directors' Plan on December 31, 1994, Mr. Thorndike received options for 4,000 shares under the Directors' Plan at an exercise price per share of $2.66, and Mr. Trautlein exercised an option for and received 2,000 shares with a net value of $10,740.

     1994 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN. The 1994 Non-Employee Director Stock Option Plan (the "1994 Directors' Plan") was adopted by the Board of Directors on October 31, 1993 and approved by the stockholders on January 26, 1994. The 1994 Directors' Plan authorizes the Company to issue up to 150,000 shares of the Company's Common Stock. The 1994 Directors' Plan provides for the issuance of an annual option to purchase 4,000 shares of the Company's Common Stock to each non-employee director who is elected to the Board of Directors at the Annual Meeting of Stockholders. The exercise price per share will be equal to 100% of the closing price of the Company's Common Stock on the date of the Company's Annual Meeting of Stockholders at which the subject director is elected to the Board of Directors. The exercise price of options granted under the 1994 Directors' Plan may be paid in shares of the Company's Common Stock.

     The 1994 Directors' Plan was established to serve the best interests of the Company by enhancing the ability of the Company to attract and retain the services of knowledgeable and experienced persons who, through their efforts and expertise, can make a significant contribution to the success of the Company by serving as members of the Company's Board of Directors.

     The 1994 Directors' Plan provides that the option to purchase Common Stock will be coupled with a prohibition against disposition of the shares and an obligation to offer such shares for resale to the Company for any reason except death, disability, or retirement with the consent of the Company. The restrictions against disposition and the obligation of resale will lapse cumulatively to the extent of 25% of the grant on each anniversary date of grant of the option. Options will not be transferable other than by will or the laws of descent and distribution, and will be exercisable during the lifetime of an optionee only by the optionee. Options will be exercisable only while the optionee is serving as a director of the Company or (i) within 12 months of the optionee's retirement from the Board of Directors with the consent of the Company; (ii) within 12 months of the optionee becoming disabled to serve as a director of the Company; (iii) by the optionee's heirs or estate within 12 months of the optionee's death. Options terminate ten years from the date of grant. In the event of a Change in Control (as defined in the discussion under the heading EMPLOYMENT AGREEMENTS, below) the restrictions against disposition and the obligation of resale of the shares acquired pursuant to an option under the 1994 Directors' Plan will lapse and the shares will become freely tradeable.

     An option granted under the 1994 Directors' Plan will be a non-statutory stock option and will be taxed in accordance with Section 83 of the Code and the regulations thereunder. A director granted an option pursuant to the 1994 Directors' Plan generally will realize income when the shares purchased under the option become transferable or are no longer subject to a substantial risk of forfeiture. The income realized (the difference between the exercise price of the option and the fair market value of the shares at the time the shares become transferable or are no longer subject to a substantial risk of forfeiture) will be ordinary income to the optionee for which the Company will be able to claim a business expense deduction.

     The Board may terminate, modify or suspend the 1994 Directors' Plan, provided that no such modification shall, without further stockholders' approval, increase the maximum number of shares which may be issued under the 1994 Directors' Plan (other than adjustments for capital changes), shorten the period over which restrictions against disposition and obligation of resale lapse, amend the option exercise price (other than adjustments for capital changes), or extend the period during which options may be granted or exercised under the 1994 Directors' Plan. During the period from September 25, 1994 to November 1, 1995, Messrs. Adler, Colloredo-Mansfeld, McElwee, Thorndike, Trautlein and Tucker were each granted an option under the 1994 Directors' Plan to purchase 4,000 shares of the Company's Common Stock with an exercise price per share of $8.38.

EMPLOYMENT AGREEMENTS

     Beginning in February 1989, the Company has entered into employment agreements (the "Agreements") which become effective upon a "Change in Control" of the Company with its full-time executive officers, including Messrs. Skates, West, Cunningham, DeMelle, Schwartz and Wilson. The Board of Directors believes that such Agreements will encourage retention of the current officers and attract the services of new officers. The Board also believes that under such Agreements officers are able to devote their full attention and energies to the conduct of the Company's business without the potentially disturbing distractions that might arise from a change in control of the Company. Should the Company receive any proposals with respect to any change in its control, such officers could then, without being influenced by the uncertainties of their own situations, assess such proposals, formulate an objective opinion as to whether such proposals would be in the best interests of the Company and its stockholders and take such other action regarding such proposals as the Board of Directors might determine to be appropriate. Each Agreement has a three year term and becomes effective upon a Change in Control of the Company as defined in the Agreements.

     The Agreements provide that, if a Change in Control of the Company should occur, and if within three years thereafter (i) the employment of the officer is terminated for reasons other than death, disability, retirement or "Cause" (as defined in the Agreements); or (ii) the officer voluntarily terminates his or her employment for "Good Reason" (as defined in the Agreements); or (iii) the officer voluntarily terminates his or her employment for any reason or for no reason within thirty days of the first anniversary of a Change in Control of the Company (the "Window Period"), the officer would receive specified severance compensation. The Agreements provide generally for the continuation of employment of the officer with the Company for a three year period following the date of the Change in Control upon substantially the same terms and conditions with respect to duties, responsibilities, salaries, bonuses, welfare, and fringe and other benefits as those enjoyed prior to the date of the Change in Control of the Company.

     "Good Reason" permitting an officer to receive the specified severance compensation upon voluntary termination of his or her employment with the Company during the three year term of the Agreements is defined as a diminution of responsibilities, assignment of inappropriate duties, failure of the Company to comply with the compensation and benefit provisions of the Agreement, failure of the Company to comply with any relocation provisions of the Agreement, any purported termination of the officer's employment in violation of the Agreements or the failure of any successor to comply with the Agreements.

     Upon termination of employment with the Company for death, disability, retirement or by the officer without Good Reason (other than during the Window Period) the Company has no obligations under the Agreement other than those accrued on the date of termination and the customary Company-provided death benefits, disability benefits or retirement benefits, as the case may be. Upon termination by the Company for Cause, the only obligation of the Company to the officer is for salary and deferred compensation accrued by the officer to the date of termination. If during the term of the Agreement the officer terminates his or her employment with the Company for Good Reason, or without any reason during the Window Period, or his or her employment with the Company is terminated by the Company without Cause, then the officer is entitled to (a) a lump sum cash payment equal to the sum of (1) his or her accrued salary, accrued annual bonus and deferred compensation to the date of termination, (2) three times his or her annual base salary and three times his or her "Highest Annual Bonus" (as defined in the Agreements); (b) retirement benefits and health benefits for the remainder of the term of the Agreement; (c) certain legal fees and expenses incurred as a result of termination of employment; and
(d) immediate acceleration of the exercisability of the options granted to the officer pursuant to the Company's Restricted Stock Option Plan and Employee Stock Option Plan, and immediate lapse of any restrictions against disposition and obligation of resale of the Common Stock to the Company, with the officer being able to exercise his or her options under the Restricted Stock Option Plan and the Employee Stock Option Plan within a period of 60 days following the termination date. The definition of Highest Annual Bonus is the greater of the highest annual bonus paid in the past three years or 30% of the officer's annual base salary.

     The Company has established a trust fund, with the Boston Safe Deposit and Trust Company as Trustee. The trust fund is to be funded upon a Change in Control of the Company. The purpose of the trust fund is to ensure the proper payment of the Company's obligations under the Agreements.

     In the event that the amount payable to an officer under his or her Agreement would be subject to the excise tax pursuant to Section 4999 of the Code (the "Excise Tax"), then, unless the value of the payment of the Excise Tax by the Company to the officer is less than $50,000, the officer is entitled to receive an additional payment in an amount such that, after payment by the officer of all taxes, including income taxes and the Excise Tax imposed upon such additional payment, the officer is in the same after-tax position as would have resulted had no Excise Tax been imposed upon the officer. If the value to the officer is less than $50,000, then the lump sum cash payment to that officer will be reduced by the amount necessary to avoid the Excise Tax.

     A "Change in Control" of the Company means for purposes of the Agreements:
(i) the acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either the then outstanding shares of Common Stock of the Company (the "Outstanding Company Common Stock") or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"), provided, however, that any acquisition by the Company or any of its subsidiaries, or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, or by any corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, shall not constitute a Change in Control; or (ii) individuals who, as of January 1, 1989, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to January 1, 1989 whose election, or nomination for election, by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or (iii) approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or of a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.

     The Code limits the business expense deduction available for so-called golden parachute payments. A portion of the payments (if any) made (or deemed made) by the Company under the Agreements may not be deductible as a result of those limits.

COMPENSATION OF DIRECTORS

     Directors who are full-time officers of the Company receive no additional compensation for serving on the Board of Directors or its committees.
Directors who are not full-time officers receive an annual retainer of $25,000 in addition to $1,000 for each meeting attended. Directors who serve on one or more than one of the Audit Committee, the Compensation Committee, the Restricted Plan Committee, the Stock Option Committee and the Nominating Committee receive an additional annual retainer of $5,000, but directors who serve on more than one such committee are limited to only one additional retainer of $5,000. Directors serving on such committees receive $1,000 for each committee meeting they attend. For a description of options granted to non-employee directors, see the headings "NON-EMPLOYEE DIRECTOR RESTRICTED STOCK OPTION PLAN" AND "1994 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN", above.

DIRECTORS' RETIREMENT PROGRAM

     In November, 1991 the Company adopted a retirement program for non-employee directors. This program provides a retirement benefit to each non-employee director who either reaches age 72 (the established retirement age for members of the Company's Board of Directors) or completes at least five years of service as a non-employee director. The retirement benefit is equal to the highest Board retainer paid to the director during his years of service to the date of the director's retirement and is payable for a period of years (not to exceed a maximum of 15 years) equal to the director's years of service on the Board. The

Board of Directors waived the mandatory retirement age for Mr. McElwee and nominated him for reelection to the Board of Directors at the current Annual Meeting of Stockholders.

     The five-year eligibility service requirement is waived in the event of death in service, retirement due to poor health, or retirement within two years of a Change in Control (as defined in the discussion under the heading EMPLOYMENT AGREEMENTS, above). In the event of death after retirement, the director's spouse (if any) is entitled to a death benefit equal to the remaining balance (if any) of benefits otherwise payable to the director at the time of his or her death.

                     JOINT REPORT OF COMPENSATION COMMITTEE
                          AND STOCK OPTION COMMITTEES

     The Compensation Committee and Stock Option Committees of the Board of Directors (respectively, the "Compensation Committee" and "Stock Option Committees", and collectively the "Committees") are each composed entirely of non-employee directors, as named below.

     The Compensation Committee is responsible for establishing and administering the overall compensation policies applicable to the Company's corporate officers, and determining the annual cash compensation levels of the Company's senior management. The two Stock Option Committees (which are both comprised of the same directors) are responsible for establishing the general policies applicable to the granting, vesting and other terms of stock options granted to current and newly hired key employees under the Company's stock option plans, and for determining the size and terms of the option grants made to the Company's executive officers, among others.

     The Committees view their charter as being to insure that the Company's officer compensation programs are structured and implemented in a manner that recognizes the Company's need to attract and retain the caliber of senior executives and other key employees required for the Company to compete in a highly competitive and rapidly evolving business sector, while also recognizing and emphasizing the importance and value of achieving targeted annual and long-term performance objectives at the individual, operating unit and Company level.

SECTION 162(M)

     Due to the Company's net operating loss carryover position, the restrictions imposed by Section 162(m) of the Code on the deductibility of the compensation paid to named executive officers only have a limited impact on the Company. However, the Committees have nonetheless adopted a general policy of paying senior executive compensation that complies with the requirements of
Section 162(m), while reserving the right to exceed the Section 162(m) limits where the Committees believe such action to be in the Company's best interest.

ANNUAL REVIEW PROCESS REGARDING PERFORMANCE AND CASH AND STOCK COMPENSATION
LEVELS

     During the summer and fall of 1995, the Committees and the Company's Chief Executive Officer (the "CEO") conducted, with the assistance and advice of an independent executive compensation consultant, detailed reviews of the levels and mix of officer cash and stock compensation, taking into account corporate, operating unit and individual performance for the fiscal year ended in September 1995.

     This annual review process included interim meetings involving the CEO, designated Committee representatives and the compensation consultant, as well as formal Committee meetings to consider the progress of the annual reviews and review the recommendations of the working group. As part of the process, the CEO reviewed with the Committees (i) the assessment of each officer's performance by his/her immediate supervisor, (ii) the CEO's assessment of the performance of each officer, each operating unit and group and the Company as a whole, and (iii) the CEO's specific recommendations regarding salary, annual bonus and stock option grant actions for the officer group, and the rationale for such actions. In addition, the Committees held various private discussions regarding such matters.

REVIEW OF BASE SALARIES

     As part of the annual compensation review process, the base salary rate of each corporate officer was reviewed, taking into account: (i) each officer's individual performance for the preceding 12 months compared against assigned revenue, margin, net income and other goals, and against fiscal 1994 performance, (ii) the scope and importance of the functions the officer performed or was responsible for as of the end of the 1995 fiscal year, (iii) the assessment of the officer's initiative, managerial ability and overall contributions to corporate performance, (iv) the advice of the independent executive compensation consultant regarding the competitiveness of current officer salary levels compared to the external market based on 1995 survey data, and, in certain cases, available 1994-95 proxy data, and (v) internal equity considerations.

     The weighting given to these factors varied from officer to officer, based in part upon the importance of the officer's position to the Company and the caliber of the incumbent, but the Compensation Committee intended that executive officer base salaries generally be competitive with the estimated relevant market for each position. Based on 1995 survey data (including a survey of more than 25 large computer sector companies)(1) and the advice of the outside compensation consultant regarding such data, the Compensation Committee believes that the base salaries for the Company's current executive officers are generally in the 50th to 75th percentile compared to other large computer companies.

     As a result of the 1995 review and after taking into account the Company's performance during the fourth quarter of the 1995 fiscal year as well as such year as a whole, the Compensation Committee decided, effective October 1, 1995, to increase the salaries of Messrs. Cunningham, DeMelle, Schwartz and West by $15,000 each and to also increase the salary of Mr. Wilson by $25,000 to reflect recent increases in the scope of his responsibilities.

ANNUAL BONUS AWARDS

     The Company grants discretionary annual bonuses to executive officers and others from time to time based on corporate performance, taking into account
(i) the Company's financial performance relative to key competitors and in absolute terms, (ii) such other corporate performance criteria as are determined to be appropriate by the Compensation Committee for a given year,
(iii) the level and importance of an officer's contribution to the Company's overall performance, (iv) the officer's actual performance versus such officer's assigned business plan goals, and (v) the estimated competitive level of bonus compensation at other large computer companies based on available survey data.

     Based on the Company's overall performance for the 1995 fiscal year, the Compensation Committee determined that no discretionary corporate bonus awards would be made to any executive officers for such year.

     For the 1995 fiscal year, consistent with prior practice, sales-based incentive opportunities were provided to certain sales executives, and certain "overgoal" bonus opportunities were provided to certain officers. For the 1995 fiscal year, one executive officer (Mr. Schwartz) received a discretionary award based on sales performance and one executive officer (Mr. Wilson) received an overgoal bonus based on unit performance.

-----------------
(1) The computer industry survey group for 1995 included the Company, eleven of the twelve other companies in the S&P Computer Systems Index that is referred to in the Performance Graph that appears on Page 22 of this Proxy Statement, and fourteen additional large computer companies that are not included in that index.

STOCK OPTION GRANTS

     As part of its officer compensation programs, the Company utilizes stock options priced primarily at 50% of market on the date of grant (25% of market for a portion of the initial grants to certain newly hired officers, and 100% of market in the case of all recent option grants to the Company's CEO) and vesting generally in four equal annual installments. The Stock Option Committees believe that such grants have been effective for both new hire and retention purposes in establishing substantial stock-based investment risks for key employees that emphasize the importance of shareholder return and encourage a focus on long-term results.

     The Stock Option Committees also have established general guidelines regarding the size and pricing of officer stock option grants, which establish certain target parameters for officer option grants, based on various factors, and are intended to provide a consistent basis for judging the internal fairness and external competitiveness of officer stock option grants. The Stock Option Committees believe that the stock option grants made in the 1995 fiscal year and the 1996 fiscal year option grants made in November, 1995(2) reflect, and, in the aggregate, are consistent with, such guidelines.

CEO COMPENSATION

     The compensation paid to Mr. Ronald L. Skates, the Company's President and Chief Executive Officer, is separately reviewed each year by the Committees.

     CEO CASH COMPENSATION. The Compensation Committee's actions in 1994 (see the Company's December 14, 1994 Proxy Statement) and in 1995 with respect to Mr. Skates' cash compensation for the 1995 fiscal year (as reflected in the SUMMARY COMPENSATION TABLE, above) were based on reviews of both proxy and survey data regarding the CEO cash compensation practices of other large computer companies, as well as the Committee's evaluations of Mr. Skates' performance as CEO during the year and the Company's performance during the year on an overall basis and in terms of key strategic initiatives.

     Based on (i) the Company's progress during the 1994 fiscal year in increasing product revenues and reducing costs, (ii) the Committee's assessment of Mr. Skates' efforts and performance during that year, and (iii) survey and proxy data for more than 20 large computer companies, and the advice of the Company's outside compensation consultant, indicating that Mr. Skate's base salary rate was about 10% below the median rate for other large computer companies, the Compensation Committee increased Mr. Skates' salary at the start of the 1995 fiscal year by 3.9% to $600,000 - the first salary increase that Mr. Skates had received since October, 1991.

     Based on (i) the Committee's views regarding Mr. Skates' efforts and the Company's continuing progress during the 1995 fiscal year with respect to increasing AViiON[registered trademark] and CLARiiON[registered trademark] revenues, developing and launching Intel-based versions of the AViiON systems, and further reducing costs (meeting various targets by year end), and (ii) 1995 survey and 1994-95 proxy data for more than 25 large computer companies, and the advice of the Company's outside compensation consultant, indicating that Mr. Skates' $600,000 base salary rate was generally competitive with the median rate paid by large computer companies (after adjusting for the Company's relative size), the Compensation Committee increased Mr. Skates' salary at the start of the 1996 fiscal year by 5.0% to $630,000.

     Based on the Company's results for the 1995 fiscal year, the Committee decided not to award Mr. Skates an annual bonus for 1995, even though the Committee believes that Mr. Skates has continued to perform well under very difficult circumstances. In this connection, the Committee notes that Mr. Skates

----------------
(2) See Footnote No. 1 describing the stock options granted to Messrs. Cunningham, DeMelle, Schwartz, West and Wilson on November 1, 1995, in the OPTION GRANTS IN THE 1995 FISCAL YEAR TABLE, at Page 7 above.

did not receive a bonus in the 1993 and 1994 fiscal years, and that, based on available 1995 survey and 1994-1995 proxy data and the advice of the Company's outside compensation consultant regarding such data, Mr. Skates' resulting total cash compensation for the 1995 fiscal year was below the estimated market median for CEOs of large computer companies.

     At the Compensation Committee's recommendation, the Board decided, on December 6, 1995, to provide Mr. Skates with a special cash bonus opportunity for the 1996 fiscal year related to the Company's performance, as measured against goals relating to earnings per share (with a maximum of 250% of base salary) or, if greater, based on an increase in the Company's market capitalization calculated on 30 days' average share price prior to the end of the 1996 fiscal year over its market capitalization based on the average price of the Company's common shares during the period October 2, 1995 through December 6, 1995. The Board reserved the right to award other bonuses and to adjust the bonus opportunity in the event of extraordinary corporate transactions.

     CEO STOCK OPTION AWARDS. After taking into account the recommendations of the Compensation Committee, the Stock Option Committees decided in November, 1995 to award Mr. Skates a stock option for 75,000 shares. As disclosed in the Company's December, 1994 Proxy Statement, the Stock Option Committees had previously in November, 1994, awarded Mr. Skates a stock option for 225,000 shares. In each case, the options were priced at 100% of the market price of the Company's stock at the time of grant. The Stock Option Committees based these actions on a number of factors, including (i) their assessment of the overall quality and value of Mr. Skates' efforts and the Company's progress during the 1994 and 1995 fiscal years (as discussed above), and the Company's cost reduction efforts, strategic initiatives and stock price performance during such years; (ii) information regarding the median size and value of CEO stock option grants among other large computer companies, based, for the 1994 grant, on 1994 survey and 1993-1994 proxy data for more than 20 large computer companies and, for the 1995 grant, on 1995 survey and 1994-95 proxy data for more than 25 large computer companies, and the advice of the Company's outside compensation consultant regarding such data; (iii) the size and pricing of Mr. Skates' prior stock option grants; (iv) the size and value of the vested in-the-money stock options still held by Mr. Skates as of the end of the 1995 fiscal year; (v) the opinion of the Compensation Committee regarding the competitiveness of Mr. Skates' base salary and total cash compensation; and
(vi) the size and terms of Mr. Skates' supplemental pension benefit arrangements which were adopted by the Company's Board of Directors last year (as described in the Company's 1994 Proxy Statement).

CONCLUSION

     The Compensation Committee and Stock Option Committees are of the opinion that the Company's senior management compensation programs strike an appropriate risk/reward balance, and are consistent with the Committees' goals of having programs that enable the Company to compete for high caliber executives in a highly competitive and continually evolving sector, while also emphasizing the importance of achieving annual and longer-term performance goals.


           COMPENSATION COMMITTEE            STOCK OPTION COMMITTEES
           ----------------------------      ----------------------------
           Frederick R. Adler                Ferdinand Colloredo-Mansfeld
           Ferdinand Colloredo-Mansfeld      Donald H. Trautlein
           W. Nicholas Thorndike             Richard L. Tucker
           Donald H. Trautlein
           Richard L. Tucker

                            STOCK PERFORMANCE GRAPH


     The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock during the five fiscal years ended September 30, 1995 with the cumulative total return on the Standard & Poors 500 Index and the Standard & Poors Computer Systems Index. The comparison assumes $100 was invested on September 30, 1990 in the Company's Common Stock and in each of such indices and assumes reinvestment of dividends, where applicable.


-------------------------------------------------------------------------------
                              9/30/90 9/30/91 9/30/92 9/30/93 9/30/94 9/30/95
                              -------------------------------------------------
Data General Corporation        $100    $371    $210    $195    $190    $198

S&P 500 Index                   $100    $131    $146    $165    $171    $221

S&P Computer Systems Index      $100    $110    $ 91    $ 61    $ 89    $128
-------------------------------------------------------------------------------


                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     Price Waterhouse LLP has been the independent accountants for the Company and will serve in that capacity for the 1996 fiscal year. A representative of Price Waterhouse LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

     All stockholder proposals that are intended to be presented at the January, 1997 Annual Meeting of Stockholders of the Company must be received by the Company no later than August 21, 1996, for inclusion in the Board of Directors' proxy statement and form of proxy relating to that meeting.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business to be acted upon at the meeting. However, if any other business properly comes before the meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

     The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the meeting, please sign the proxy and return it in the enclosed envelope.

                                            By Order of the Board of Directors

                                            Carl E. Kaplan
                                            Secretary
Dated: December 20, 1995


          A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE
    SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM:
   DATA GENERAL CORPORATION, ATTN: DAVID ROY, INVESTOR RELATIONS DEPARTMENT,
             3400 COMPUTER DRIVE, WESTBORO, MASSACHUSETTS 01580.

                           DATA GENERAL CORPORATION

                                  P R O X Y

 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
                   STOCKHOLDERS TO BE HELD JANUARY 31, 1996


        Ronald L. Skates and Frederick R. Adler, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote, as designated below, all shares of Common Stock of Data General Corporation held of record by the undersigned on December 4, 1995, at the Annual Meeting of Stockholders to be held at 11:00 A.M. on January 31, 1996, at the Enterprise Room, Fifth Floor, State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts, and at any adjournments thereof. Any and all proxies heretofore given are hereby revoked.

        PLEASE MARK, DATE AND SIGN THE REVERSE SIDE AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.

                                                             (SEE REVERSE SIDE)

                                   DATA GENERAL CORPORATION
                                   P.O. BOX 11122
                                   NEW YORK, N.Y.  19203-0122

[LOGO] DATA GENERAL
       DATA GENERAL CORPORATION
       4400 Computer Drive, Westboro, MA  01580
       Telephone (508) 366-8011


             Dear Shareholder:

             Attached below is your proxy card for the January 31, 1996 Annual Meeting of Shareholders of Data General Corporation. Also enclosed please find the Notice of Annual Meeting and Proxy Statement.


             YOUR VOTE IS IMPORTANT. UNLESS ENOUGH SHAREHOLDERS VOTE THEIR PROXIES, THE COMPANY WILL NOT BE ABLE TO COMPLETE THE BUSINESS AT ITS MEETING, WHICH WILL RESULT IN THE ADDITIONAL EXPENSE OF FURTHER MAILINGS TO SHAREHOLDERS UNTIL ENOUGH VOTES ARE RECEIVED.

             Whether or not you plan to attend the Shareholder's Meeting, please immediately complete and sign the proxy card, and return it in the envelope provided.


             YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU OWN.

             Thank you.

                        PLEASE DETACH PROXY CARD HERE
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -


    UNLESS OTHERWISE SPECIFIED THIS PROXY WILL BE VOTED FOR PROPOSAL NO. 1.
         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 1.

1. Election of Directors        FOR all nominees /X/    WITHHOLD AUTHORITY to vote     /X/       *EXCEPTIONS  /X/
                                listed below            for all nominees listed below


Nominees:  Frederick F. Adler, Ferdinand Colloredo-Mansfeld, John G. McElwee, Ronald L. Skates, W. Nicholas Thorndike, Donald H.
           Trautlein and Richard L. Tucker.

(INSTRUCTIONS:  To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)
*Exceptions _______________________________________________________________________________________________________________________


                                                                                               Change of Address and
                                                                                             of Commitments Mark Here   /X/

                                                                                 Discretionary authority is hereby granted with
                                                                                 respect to such other matters as may properly
                                                                                 come before the meeting.  The signer acknowledges
                                                                                 receipt of the Notice of Annual Meeting of
                                                                                 Stockholders and the Proxy Statement furnished
                                                                                 therewith.

                                                                                 IMPORTANT: Please sign exactly as name appears
                                                                                 hereon.  Each  joint owner shall sign.  Executors,
                                                                                 administrators, trustees, etc. should give full
                                                                                 title.

                                                                                 Dated: _______________________________________ 1995


                                                                                 ___________________________________________________
                                                                                                        Signature

                                                                                 ___________________________________________________
                                                                                                        Signature


Please Sign, Date and Return the Proxy Card Promptly.                            Vote MUST be indicated
                                                                                 (x) in Black or Blue ink.    /X/
